Exhibit 15.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-279834; No. 333-217742; and No. 333-203220) on Form S-8 of our report dated March 28, 2025 except for Note 1.1, as to which the date is March 19, 2026, with respect to the consolidated financial statements of QIAGEN N.V.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft AG
Düsseldorf, Germany
March 19, 2026